EXHIBIT 12.2
PROLOGIS TRUST
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(Dollar amounts in thousands)


                                             Nine Months Ended
                                                September 30,                             Year Ended December 31,
                                           ----------------------      ----------------------------------------------------------
                                               2001        2000            2000        1999        1998        1997        1996
                                           ----------  ----------      ----------  ----------  ----------  ----------  ----------

Net earnings from operations               $  176,229  $  178,015      $  236,221  $  161,570  $  102,936  $   38,832  $   79,384
Add:
     Interest expense                         115,199     128,542         172,191     170,746      77,650      52,704      38,819
                                           ----------  ----------      ----------  ----------  ----------  ----------  ----------

Earnings as adjusted                       $  291,428  $  306,557      $  408,412  $  332,316  $  180,586  $   91,536  $  118,203
                                           ==========  ==========      ==========  ==========  ==========  ==========  ==========


Combined fixed charges and preferred
  share dividends:
     Interest expense                      $  115,199  $  128,542      $  172,191  $  170,746  $   77,650  $   52,704  $   38,819
     Capitalized interest                      26,635      12,772          18,549      15,980      19,173      18,365      16,138
                                           ----------  ----------      ----------  ----------  ----------  ----------  ----------

         Total fixed charges                  141,834     141,314         190,740     186,726      96,823      71,069      54,957

     Preferred share dividends                 29,130      42,675          56,763      56,835      49,098      35,318      25,895
                                           ----------  ----------      ----------  ----------  ----------  ----------  ----------

Combined fixed charges and preferred
  share dividends                          $  170,964  $  183,989      $  247,503  $  243,561  $  145,921  $  106,387  $   80,852
                                           ==========  ==========      ==========  ==========  ==========  ==========  ==========

Ratio of earnings, as adjusted to
  combined fixed charges and preferred
  share dividends                                 1.7         1.7             1.7         1.4         1.2        (a)          1.5
                                           ==========  ==========      ==========  ==========  ==========  ==========  ==========



(a) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $14.9 million.



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